Exhibit 99.1

GEORGIA TRUST BANCSHARES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

December 31, 2005

Table of Contents

Page Reference
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)	4

Consolidated Statements of Cash Flows	5-6

Notes to Consolidated Financial Statements	7-31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Georgia Trust Bancshares, Inc.

Buford, Georgia

We have audited the accompanying consolidated balance sheets of Georgia Trust Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2005 and for the period from February 25, 2004, date of inception, to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia Trust Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and for the period from February 25, 2004, date of inception, to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

February 24, 2006

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
ASSETS

Cash and due from banks	$543,603	$5,554
Restricted cash	—	9,531,586
Federal funds sold	18,032,000	—
Loans, less allowance for loan losses of $244,921 and $—, respectively	22,020,607	—
Accrued interest receivable	87,379	—
Premises and equipment, net	3,730,220	22,712
Other assets	133,921	60,519

Total assets	$44,547,730	$9,620,371

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Deposits:
Non-interest-bearing demand	$1,174,881	$—
Interest-bearing	26,610,789	—

Total deposits	27,785,670	—

Accrued interest payable	23,624	—
Other borrowings	—	494,000
Subscribers’ deposits	—	9,512,300
Other liabilities	—	39,245

Total liabilities	27,809,294	10,045,545

Stockholders’ equity (deficit):
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $1 par value, 10,000,000 shares authorized, 1,800,000 and 10 shares issued and outstanding at December 31, 2005 and 2004, respectively	1,800,000	10
Additional paid-in capital	16,125,939	90
Accumulated deficit	(1,187,503)	(425,274)

Total stockholders’ equity (deficit)	16,738,436	(425,174)

Total liabilities and stockholders’ equity (deficit)	$44,547,730	$9,620,371

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Operations

Year Ended December 31, 2005 and

For The Period From February 25, 2004 (Date of Inception) to December 31, 2004

	2005	2004
Interest and dividend income:
Loans, including fees	$721,996	$—
Other	33,306	—
Federal funds sold	400,214	—

	1,155,516	—

Interest expense:
Deposits	300,502	—
Other	2,341	5,525

	302,843	5,525

Net interest income (loss)	852,673	(5,525)

Provision for loan losses	244,921	—

Net interest income (loss) after provision for loan losses	607,752	(5,525)

Noninterest income:
Service charges on deposit accounts	602	—
Other service charges, commissions and fees	2,184	—
Other income	917	—

	3,703	—

Noninterest expense:
Salaries and employee benefits	897,233	222,813
Occupancy and equipment	134,088	42,687
Other operating	342,363	154,249

	1,373,684	419,749

Net loss	(762,229)	(425,274)

Net loss per share of common stock
Basic	$(0.42)	$(0.40)

Diluted	$(0.42)	$(0.40)

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Year Ended December 31, 2005 and

From February 25, 2004 (Date of Inception) to December 31, 2004

	Common Stock Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, December 31, 2003	$—	$—	$—	$—

Proceeds from issuance of 10 shares	10	90	—	100
Net loss for 2004	—	—	(425,274)	(425,274)

Balance, December 31, 2004	10	90	(425,274)	(425,174)

Proceeds from issuance of 1,799,990 shares	1,799,990	16,199,910	—	17,999,900
Net loss for 2005	—	—	(762,229)	(762,229)
Stock issuance costs	—	(74,061)	—	(74,061)

Balance, December 31, 2005	$1,800,000	$16,125,939	$(1,187,503)	$16,738,436

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Year Ended December 31, 2005 and

From February 25, 2004 (Date of Inception) to December 31, 2004

	2005	2004
Cash flow from operating activities:
Net loss	$(762,229)	$(425,274)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	39,392	4,718
Provision for loan losses	244,921	—
Increase in accrued interest receivable	(87,379)	—
Increase in other assets	(123,402)	(10,519)
Increase in accrued interest payable	23,624	—
Decrease in other liabilities	(19,286)	—

Net cash flow used by operating activities	(684,359)	(431,075)

Cash flow from investing activities:
Increase in loans, net	(22,265,528)	—
Purchases of premises and equipment, net of earnest money deposits	(3,716,859)	(7,471)
Increase in earnest money deposits	—	(50,000)

Net cash flow used by investing activities	(25,982,387)	(57,471)

Cash flow from financing activities:
Proceeds from issuance of stock, net	17,925,839	100
Increase in deposits, net	27,785,670	—
Payments on line of credit	(600,000)	—
Proceeds from line of credit	106,000	494,000
Decrease in restricted cash	9,531,586	—
Decrease in subscribers’ deposits	(9,512,300)

Net cash flow provided by financing activities	45,236,795	494,100

Net increase in cash and cash equivalents	18,570,049	5,554
Cash and cash equivalents at beginning of year	5,554	—

Cash and cash equivalents at end of year	$18,575,603	$5,554

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Year Ended December 31, 2005 and

From February 25, 2004 (Date of Inception) to December 31, 2004

	2005	2004
Supplemental disclosures of cash flow information-
Cash paid during the year for:
Interest	$279,219	$5,525

Income taxes	$—	$—

Stock subscription proceeds held in escrow	$—	$9,512,300

Unrecognized interest income credited to escrow	$—	$19,286

Liability incurred for purchase of premises and equipment	$—	$19,959

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of Georgia Trust Bancshares, Inc. (Company) and subsidiary conform to generally accepted accounting principles of the United States of America and with general practices within the banking industry. The following is a description of the more significant of those policies the Company follows in preparing and presenting its consolidated financial statements.

Reporting Entity and Nature of Operations

The Company was formed and commenced operations in 2004. The Company operates as a bank holding company with one State of Georgia chartered bank subsidiary. At December 31, 2005 the Company owned one hundred (100) percent of the outstanding stock of its subsidiary, Georgia Trust Bank (the Bank). The Company was incorporated as a Georgia corporation on May 20, 2004.

The Bank is a state bank chartered under the laws of Georgia and commenced operations May 16, 2005. The Bank’s main office is located in Buford, Georgia, and the Bank operates a branch in Kennesaw, Georgia. The main emphasis of the Bank is on retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank’s primary source of revenue is providing loans to customers within its geographical area.

Development Stage

Prior to the Bank’s incorporation and regulatory approval, a group of organizers formed Georgia Trust Bancshares, Inc. to facilitate in the initial process of organizing and forming the Bank. On March 1, 2005, the Company’s Board of Directors capitalized the Bank. The total organizational expenses incurred through the date of the Bank’s commencement of operations were $652,557. Additionally the Company incurred $74,061 in stock issuance costs.

The Federal Deposit Insurance Corporation issued its approval to insure the Bank’s deposits for up to $100,000 per depositor on October 14, 2004. On December 30, 2004, the Federal Reserve Board issued its approval of the Company to become the Bank’s parent; and on May 13, 2005, the Company gained final, regulatory approval from the Georgia Department of Banking and Finance. The Bank commenced operations on May 16, 2005.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation and Statements Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

In connection with the determination of the allowances for losses on loans, management obtains independent appraisals for significant properties. Management believes the allowances for losses on loans are adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans may change materially in the near term.

Cash Equivalents

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks”, and “Federal funds sold.” Cash flows from demand deposits, savings deposits, Federal funds sold, renewals and extensions of loan and time deposits are reported net.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest on loans is credited to income on a daily basis based upon the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and amortized over the life of the related loan.

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management’s periodic evaluation of the adequacy of the allowance is comprised of an evaluation of specific risks identified by management, a general allocation of the remaining balance of loans outstanding, and the comparison of these amounts to management’s desired reserve. Specific risks are identified through consideration of adverse situations which may affect a borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, and other relevant factors. Management’s allocation on the remainder of loans outstanding is based on the Company’s known and inherent risks in the portfolio, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates which are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. However, the amount of the change that is reasonably possible cannot be estimated.

The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan’s initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable for foreclosure it has been charged down to fair value, less estimated cost to sell.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

Maintenance and repairs that do not extend the useful life of the premises and equipment are charged to expense. The useful lives of premises and equipment are as follows:

Asset Type	Useful Life
Furniture, fixtures and equipment	1-5 years

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

The operating results of the Company and its subsidiary are included in consolidated income tax returns.

Stock Compensation Plan

The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for their stock-based compensation plans and does not recognize expense for stock option grants if the exercise price is at least equal to the market value of the common stock at the date of grant. The Company has no stock-based compensation expense reflected in net loss, as reported, during 2005 and 2004.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Stock Compensation Plan

In accordance with Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure, the following table summarizes the pro forma effect of stock-based compensation as if the fair value method of accounting for stock options had been applied in measuring compensation cost.

	Year Ended December 31, 2005	Period February 26, 2004, Date of Inception, to December 31, 2004
Net loss, as reported	$(762,229)	$(425,274)
Deduct: Total stock-based compensation expense determined under the fair value based method	(354,090)	—

Pro forma net loss	$(1,116,319)	$(425,274)

Loss per share applicable to common shareholders:
Basic – as reported	$(.42)	$(.40)
Diluted – as reported	$(.42)	$(.40)
Basic – pro forma	$(.62)	$(.40)
Diluted – pro forma	$(.62)	$(.40)

During December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, Share-Based Payment, requiring all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values. The Company will use the modified prospective method upon adoption and therefore will not restate the prior-period results. Under the modified prospective method, awards that are granted, modified, or settled after the date of adoption should be measured and accounted for in accordance with SFAS 123R. Unvested equity-classified awards that were granted prior to the effective date should continue to be accounted for in accordance with SFAS 123 except that amounts must be recognized in the statement of operations. The unrecognized compensation expense associated with unvested stock options and warrants was approximately $1,450,000 as of December 31, 2005, which will be amortized over a weighted average period of approximately 2.94 years. The Company’s fiscal 2006 results are expected to include approximately $570,000 of additional compensation expense as a result of the adoption of SFAS 123R. Future compensation expense will be impacted by various factors, including the number of awards granted and their related fair value at the date of grant.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The fair value of stock options used to compute the pro forma disclosures is estimated using the Binomial option-pricing model. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value estimates. The following table summarizes the assumptions used to compute the weighted average fair value of stock option and warrant grants.

	2005	2004
Dividend yield	0.0%	—
Expected volatility	22.77%-28.47%	—
Risk-free interest rate	4.24%-4.28%	—
Expected holding period (in years)	9.38	—
Weighted average fair value of options granted	$4.24	$—

Refer to Note 10 for further information regarding our stock-based compensation plans.

Net Loss Per Share

Basic losses per share represents loss applicable to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted losses per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to net loss that would result from the assumed issuance. Potential common shares that may be issued by the Company related solely to outstanding stock options and warrants, and are determined using the treasury stock method. For the period from February 25, 2004 (date of inception) through December 31, 2004 the net loss per common share is calculated by dividing net loss by the minimum number of common shares (1,060,000) that was required upon the successful offering. This accounting is consistent with the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin Topic 1-B.

Losses per common share for the year ended December 31, 2005 and the period February 25, 2004, date of inception, to December 31, 2004, have been computed based on the following:

	2005	2004
Net loss applicable to common stock	$(762,229)	$(425,274)

Average number of common shares outstanding	1,799,548	1,060,000
Effect of dilutive options and warrants	—	—

Average number of common shares outstanding used to calculate diluted earnings per common share	1,799,548	1,060,000

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Financial Instruments

In the ordinary course of business the Company has entered into off balance sheet financial instruments consisting of standby letters of credit. Such financial instruments will be recorded in the financial statements when they become payable.

Fair Values of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s consolidated financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

Loans receivable. For variable-rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Other borrowings. The carrying amounts of other borrowings approximate their fair values.

Accrued interest. The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties’ credit standings.

Advertising

The Company expenses advertising costs as incurred. For the periods ended, December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004 advertising expense was $34,444 and $17,384, respectively.

Recent Accounting Standards

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). A nonpublic entity, likewise, will measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances. Specifically, if it is not possible to reasonably estimate the fair value of equity share options and similar instruments because it is not practicable to estimate the expected volatility of the entity’s share price, a nonpublic entity is required to measure its awards of equity share options and similar instruments based on a value calculated using the historical volatility of an appropriate industry sector index instead of the expected volatility of its share price. The grant-date fair value of employee share options and similar

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Stock Based Compensation

instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available. This Statement is effective for public entities as of the beginning of the first interim reporting period that begins after December 15, 2005. This statement applies to all awards granted after the required effective date, to awards modified, repurchased, or cancelled after that date, and to all previously granted awards that are not fully vested.

The Company will be required to apply FASB Statement No. 123(R) as of the beginning of its first interim period which begins after December 15, 2005 (quarter ended March 31, 2006).

The impact of this Statement on the Company for awards granted after January 1, 2006 will depend upon various factors, among them being the Company’s future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Binomial option pricing model and may not be indicative of amount which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The interpretations did not have a material effect on the Company’s financial condition or results of operations.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

2.	LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications of loans at December 31, 2005 and 2004 are summarized as follows:

	December 31, 2005	December 31 2004
Commercial	$1,720,250	$—
Real estate - mortgage	15,017,300	—
Real estate - construction	5,520,325	—
Consumer installment and other	105,641	—

	22,363,516	—
Unearned loan origination income	(97,988)
Allowance for loan losses	(244,921)	—

Loans, net	$22,020,607	$—

At December 31, 2005 and 2004, the Company had no loans on which the accrual of interest had been discontinued or reduced.

In the normal course of business, the Company sells and purchases loan participations to and from other financial institutions and related parties. Loan participations are typically sold to comply with the legal lending limits per borrower as imposed by regulatory authorities. The participations are sold without recourse and the Company imposes no transfer or ownership restrictions on the purchaser. At December 31, 2005 and 2004, the Company had loan participations sold of $3,239,420 and $—, respectively. The Company had loan participations purchased at December 31, 2005 and 2004 of $1,496,868 and $—, respectively.

The Company grants loans and extensions of credit to individuals and a variety of businesses operating primarily in Gwinnett County, Georgia, and Cobb County, Georgia, and surrounding counties. A substantial portion of the portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Changes in the allowance for loan losses as of December 31, 2005 follows:

Balance, beginning of year	$—
Provision for loan losses	244,921
Loans charged off	—
Recoveries	—

Balance, end of year	$244,921

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

3.	PREMISES AND EQUIPMENT:

The major classes of premises and equipment and the total accumulated depreciation are as follows:

	2005	2004
Land	$2,148,175	$—
Construction in Process	1,375,839	—
Furniture, equipment and software	241,931	27,440

	3,765,945	27,440
Accumulated depreciation	(35,725)	(4,718)

Premises and equipment, net	$3,730,220	$22,712

Depreciation expense for the periods ended December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004 was $39,392 and $4,718, respectively.

4.	DEPOSITS:

Deposit account balances at December 31, 2005 and 2004 are summarized as follows:

	December 31, 2005	December 31, 2004
Non - interest - bearing demand deposits	$1,174,881	$—
NOW deposits	455,139	—
Money Market deposits	8,631,889	—
IOLTA Deposits	31,183
Savings deposits	22,040	—
Time, $100,000 and over	7,590,528	—
Other time	9,880,010	—

Total deposits	$27,785,670	$—

Maturities of time deposits at December 31, 2005, are summarized as follows:

Year Ending December 31,
2006	$17,049,553
2007	420,985

$17,470,538

At December 31, 2005 and 2004, there were no overdraft deposit accounts reclassified to loans.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

5.	OTHER BORROWINGS:

At December 31, 2005 the Company had Federal funds lines available with correspondent banks of approximately $5,200,000. These unsecured lines have various terms, rates, and maturities. The Company had no borrowings on these lines at December 31, 2005 and 2004.

To facilitate its formation, the Company established a $600,000 line of credit with an independent bank for the purpose of paying organization and pre-opening expenses, and the expenses of the Company’s common stock offering. The line of credit bore interest at the lender’s prime rate less 1.00% (4.25% at December 31, 2004) which was payable monthly and matured on March 11, 2005. The line of credit was guaranteed by each of the Company’s ten organizers.

6.	INCOME TAXES:

Since its inception, the Company has incurred net operating losses. The deferred tax benefits, if any, remain unrecorded as their realization is heavily dependent on future taxable income. At December 31, 2005 and 2004, management does not believe there is sufficient information to determine it is more likely than not that future taxable income will be sufficient to realize the tax benefits for any deductible temporary differences.

The total provision (benefit) for income taxes in the statements of operations is as follows:

	2005	2004
Currently payable:
Federal	$—	$—
State	—	—

	—	—
Deferred income taxes	(285,802)	(159,912)
Change in valuation allowance	285,802	159,912

	$—	$—

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

6.	INCOME TAXES:

The deferred tax provisions for the periods ended December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004 is applicable to the following items:

	December 31, 2005	(date of inception) to December 31, 2004
Difference between book allowance for loan losses and tax allowance for loan losses	$(22,266)	$—
Difference between tax depreciation and book depreciation and gain/loss on disposal	(1,756)	(1,780)
Difference between book pre-opening expense and tax amortization for pre-opening expense	(89,579)	(149,958)
Difference between book deferred loan fees and tax deferred loan fees	(36,976)	—
Operating loss carryforward	(142,388)	(829)
Other	7,163	(7,345)

Total gross deferred income tax provision	(285,802)	(159,912)
Less valuation allowance	285,802	159,912

Total deferred tax provision	$—	$—

The components of deferred taxes are as follows:

	December 31,
	2005	2004
Preopening and organization costs	$239,537	$149,958
Allowance for loan losses	22,266	—
Depreciation	3,536	1,780
Deferred loan fees	36,976	—
Net operating loss carryover	143,217	829
Other	182	7,345

	445,714	159,912
Valuation allowance	(445,714)	(159,912)

Net deferred taxes	$—	$—

The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to loss before taxes for the periods ending December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004 was due to the valuation allowance related to deferred tax assets.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

6.	INCOME TAXES:

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income. At December 31, 2005, the Company had net operating loss carryforwards of approximately $320,000 which will begin to expire in 2024 unless previously utilized.

7.	RELATED PARTY TRANSACTIONS:

The Company conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Company that loan transactions with directors and executive officers are made on substantially the same terms as those prevailing at the time for comparable loans to other persons. Loan transactions will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction. As of December 31, 2005, the Company had related party loans of $4,676,002. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$—
Advances	5,590,258
Repayments	(914,256)

Balance, end of year	$4,676,002

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $1,656,471 and $ — at December 31, 2005 and 2004, respectively.

8.	COMMITMENTS AND CONTINGENCIES:

The Company has entered into three-year employment agreements with its President and Chief Executive Officer. The employment agreement provides for a base salary, an incentive bonus based upon the Company’s profitability, stock options and other benefits commensurate with employment. The Company will be obligated to pay the base salary for the greater of 6 months or the remaining term of the employment agreement should the employee terminate employment without cause. The initial renewal date shall be the second anniversary date of the bank opening for business and the contract shall renew for a successive three (3) year period. Subsequent renewal dates, if applicable, would then be the second anniversary of the initial renewal date and each two (2) year anniversary thereafter. The Company has also entered into an Agreement Upon Termination with another Employee. If the Employee is terminated by the Company “without cause” the Company agrees to pay to the Employee, in lump sum, within 30 days from the date of last employment, compensation equal to 3 months salary. In the event the Company institutes a severance plan for the officers or other employees, Employee shall have the option to participate in said plan, If Employee elects to participate in said plan, this agreement will be considered null and void.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

8.	COMMITMENTS AND CONTINGENCIES:

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit, and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments and contingent liabilities.

In the normal course of business, the Company enters into various contracts for data processing services, Telephone Banking, ATM/debit card processing and related network monitoring and support. These contracts generally expire after a term of sixty to sixty-six months and are cancelable by either party with a written notice subject to certain penalties.

During 2005 the Company entered into two construction contracts and two equipment contracts for the permanent facilities in Gwinnett and Cobb County, Georgia. The total amount under these contracts including approved change-orders is $4,283,847 of which $1,219,343 had been paid at December 31, 2005. The amount outstanding under these contacts amounts to $3,064,504. Included in these contracts are the temporary facility leases for the Gwinnett and Cobb County offices.

The Company is also leasing, on a month-to-month basis, the furniture and equipment in these offices.

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

9.	RISK FACTORS:

The Company’s operations are affected by various risk factors, including interest-rate risk, credit risk, liquidity risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Liquidity management is in place to maintain ample and diverse funding capacity, liquid assets and other sources of cash to accommodate fluctuations in asset and liability levels due to changes in business operations or unanticipated events. In addition, the Bank is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

9.	RISK FACTORS:

within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

10.	STOCK OPTIONS AND WARRANTS:

As of December 31, 2005 the Company had warrants outstanding that allow the original organizers of the Company to purchase up to 368,000 shares of common stock at $10 per share. The warrants vest at a rate of 33.33% per year and may be exercised any time prior to May 16, 2015.

A summary of activity in the Company’s warrant plan is presented below:

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—	—	$—
Granted	368,000	10.00	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	368,000	10.00	—	—

Warrants exercisable at year-end	—		—

Weighted-average fair value of warrants granted during the year	$4.23		$—

The Company has a qualified stock option plan which provides for the granting of options to key employees. A maximum of 270,000 shares of common stock may be issued under the plan. The option price, number of shares vesting and grant date are determined at the discretion of the Company’s board of directors. Options granted under the plan are exercisable for a period not to exceed ten years from the option grant date and vest ratably over five years.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

10.	STOCK OPTIONS AND WARRANTS:

A summary of activity in the Company’s stock plan is presented below:

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—	—	$—
Granted	58,500	10.00	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	58,500	10.00	—	—

Options exercisable at year-end	—	—	—	—

Weighted-average fair value of options granted during the year	$4.27		$—

Information pertaining to options and warrants outstanding at December 31, 2005 is as follows:

Options and Warrants Outstanding			Options and Warrants Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
426,500	9.38 years	$10.00	—	$—

11.	EMPLOYEE BENEFIT PLAN:

The Company has a defined contribution plan, intended to comply with the requirements of Section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain age and service requirements. The Company did not match employee contributions in 2005 or 2004.

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS:

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	December 31,
	2005	2004
Financial instruments whose contract amounts represent credit risk:
Standby letters of credit	$100,000	$—
Commitments to extend credit	$3,860,000	$—

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying amount and estimated fair values of the Company’s financial instruments (in thousands) at December 31, 2005 and 2004, are as follows:

	In Thousands
	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and due from banks, and Federal funds sold	$18,576	$18,576	$9,537	$9,537
Loans receivable	22,021	21,587	—	—
Accrued interest receivable	87	87	—	—

Financial liabilities:
Deposit liabilities	27,786	27,763	—	—
Accrued interest payable	24	24	—	—
Other borrowings	—	—	494	494

Unrecognized financial instruments:
Stand by letters of credit	100	100	—	—

The estimated fair values of the Company’s off-balance sheet assets (liabilities) are considered to be minimal.

13.	REGULATORY MATTERS:

The Bank is subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary regulatory actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

13.	REGULATORY MATTERS:

As of December 31, 2005, the most recent notification from the Georgia Department of Banking and Finance, dated December 5, 2005, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

	Actual		For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount ≥	Ratio ≥	Amount ≥	Ratio ≥
As of December 31, 2005:

Total Capital (to Risk Weighted Assets)	$12,264	46.6%	$2,105	8.0%	$2,631	10.0%
Tier I Capital (to Risk Weighted Assets)	$12,019	45.7%	$1,052	4.0%	$1,579	6.0%
Tier I Capital (to Average Assets)	$12,019	32.5%	$1,481	4.0%	$1,852	5.0%

14.	LIMITATION ON DIVIDENDS:

The sole source of funds available to pay stockholder dividends is from the Bank’s earnings. Bank regulatory authorities impose restrictions on the amount of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank’s capital adequacy. Cash dividends may be paid only after the Bank is cumulatively profitable. For the year ended December 31, 2005 and from February 25, 2004 (date of inception) to December 31, 2004, no dividends were declared or paid.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

15.	OTHER NONINTEREST EXPENSE:

Components of other operating expense in the consolidated statements of operations are as follows:

	Year Ended December 31, 2005	February 25, 2004 (date of inception) to December 31, 2004
Professional services	$81,258	$73,391
Network and software	57,566	—
Data processing	45,871	—
Marketing & advertising	34,444	17,384
Office supplies	31,481	1,548
Postage and delivery	23,651	6,393
Printing materials & supplies	14,465	16,774
Dues and memberships	8,097	4,362
Insurance	7,665	3,493
Regulatory fees and assessments	6,008	20,442
Other	31,857	10,462

	$342,363	$154,249

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

16.	CONDENSED FINANCIAL INFORMATION ON GEORGIA TRUST BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Balance Sheets

	2005	2004
Assets:
Cash	$15,175	$5,554
Cash in subsidiary Bank *	1,058,632	—
Restricted cash	—	9,531,586
Federal funds sold	66,000	—
Premises and equipment, net	3,524,014	22,712
Investment in common stock of subsidiary stated on the basis of the Company’s equity in subsidiary’s capital accounts*	12,019,258	—
Other assets	55,357	60,519

Total assets	$16,738,436	$9,620,371

Liabilities:
Subscribers’ deposits	$—	$9,512,300
Other liabilities	—	533,245

Total liabilities	—	10,045,545

Stockholders’ equity (deficit)	16,738,436	(425,174)

Total liabilities and stockholders’ equity (deficit)	$16,738,436	$9,620,371

*	Eliminated in consolidation.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

16.	CONDENSED FINANCIAL INFORMATION ON GEORGIA TRUST BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Statements of Operations

	2005	2004
Income:
Other investment income	$33,306	$—
Federal funds sold	62,509	—

Total income	95,815	—

Expenses:
Salaries and employee benefits	228,260	222,813
Occupancy and equipment	37,337	33,387
Professional and consulting fees	—	73,391
Interest expense	2,341	5,525
Other operating	109,364	90,158

Total expenses	377,302	425,274

Loss before taxes and equity in undistributed loss of subsidiary	(281,487)	(425,274)
Income tax benefit (provision)	—	—

Loss before equity in undistributed loss of subsidiary	(281,487)	(425,274)
Equity in undistributed loss of subsidiary*	(480,742)	—

Net loss	$(762,229)	$(425,274)

*	Eliminated in consolidation.

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

16.	CONDENSED FINANCIAL INFORMATION ON GEORGIA TRUST BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Statements of Cash Flows

	2005	2004
Cash flow from operating activities:
Net loss	$(762,229)	$(425,274)
Adjustments to reconcile net loss to net cash used by operations:
Depreciation	3,667	4,718
Increase in other assets	(44,838)	(10,519)
Decrease in other liabilities	(19,286)	—
Loss from subsidiary	480,742	—

Net cash flow used by operating activities	(341,944)	(431,075)

Cash flow from investing activities:
Purchase of subsidiary bank stock	(12,500,000)	—
Increase in earnest money deposits	—	(50,000)
Purchases of premises and equipment, net	(3,474,928)	(7,471)

Net cash flow used by investing activities	(15,974,928)	(57,471)

Cash flow from financing activities:
Payments on line of credit	(600,000)	—
Proceeds from line of credit	106,000	494,000
Proceeds from issuance of stock, net	17,925,839	100
Decrease in restricted cash	9,531,586	—
Decrease in subscribers’ deposits	(9,512,300)	—

Net cash flow provided by financing activities	17,451,125	494,100

Net increase in cash and cash equivalents	1,134,253	5,554
Cash and cash equivalents at beginning of year	5,554	—

Cash and cash equivalents at end of year	$1,139,807	$5,554

GEORGIA TRUST BANCSHARES, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

16.	CONDENSED FINANCIAL INFORMATION ON GEORGIA TRUST BANCSHARES, INC. (PARENT COMPANY ONLY):

Condensed Statements of Cash Flows

	2005	2004
Supplemental disclosures of cash flow information-
Cash paid during the year for:
Interest	$2,341	$5,525

Income taxes	$—	$—

17.	COMMON STOCK OFFERING

The Company offered a minimum of 1,060,000 and a maximum of 1,800,000 shares in its initial offering of common stock at an offering price of $10 per share. The Company capitalized the Bank on March 1, 2005 with $12,500,000 in order to meet expected regulatory conditions for approval of the Bank’s charter. The offering closed on March 11, 2005.

Restricted cash and subscribers’ deposits in the balance sheet as of December 31, 2004 consist of proceeds from the Company’s stock offering. The funds were held in escrow until the minimum amount of capital was raised to receive regulatory approval of the Bank’s charter. As of December 31, 2004, proceeds from the sale of 951,230 shares of common stock had been deposited with the escrow agent. The funds were released by the escrow agent to the Company on January 21, 2005.